FIRST COMMERCE CORPORATION AND SUBSIDIARIES

                         COMPUTATION OF EARNINGS PER SHARE



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                                                                              EXHIBIT 11


                                                                     First Quarter

                                                              1997                   1996
                                                           -----------           -----------
Primary earnings per share
------------------------------------------
Net income                                                 $29,020,000           $31,533,000
Preferred dividend requirements                                      0               713,000
                                                           -----------           -----------
Income applicable to common shares                         $29,020,000           $30,820,000
                                                           ===========           ===========
Weighted average number of common shares
   outstanding, net of shares held in treasury              38,937,460            38,710,669
Shares from assumed exercise of options,
   net of treasury stock method                                331,357               187,867
                                                           -----------           -----------
                                                            39,268,817            38,898,536
                                                           ===========           ===========
Primary earnings per common share                          $      0.74           $      0.79

Fully diluted earnings per share
------------------------------------------
Income applicable to common shares                         $29,020,000           $30,820,000
Expenses that would not have been incurred
   if assumed conversions had occurred:
      Preferred dividend requirements                                0               713,000
      Interest expense on convertible
         debentures, net of tax                              1,667,000             1,686,000
                                                           -----------           -----------
Income applicable to common shares plus
   expenses that would not have been incurred
   if assumed conversions had occurred                     $30,687,000           $33,219,000
                                                           ===========           ===========
Weighted average number of shares
   outstanding, net of shares held in treasury              38,937,460            38,710,669
Shares from assumed exercise of options,
   net of treasury stock method                                331,357               198,776
Shares from assumed conversion of dilutive
   convertible stock and debentures:
      Preferred stock                                                0             2,067,175
      Convertible debentures                                 3,017,276             3,031,242
                                                           -----------           -----------
                                                            42,286,093            44,007,862
                                                           ===========           ===========
Fully diluted earnings per common share                    $      0.73           $      0.75

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